Exhibit 99.4

Private and Confidential

AGTB PRIVATE BDC

SUBSCRIPTION DOCUMENTS

AGTB PRIVATE BDC

Subscription Instructions

Basic Subscription Documents

Subscription to invest in common shares of beneficial interest (the “Shares”) of AGTB Private BDC, (the “Company”) may be made only by means of the completion, execution and delivery of the following basic subscription documents:

Subscriber Information Forms: Complete all requested information in the Fund-Specific Subscriber Information Form (the “Fund-Specific SIF”) attached hereto. Please review and confirm that all information provided in the Subscriber’s Angelo Gordon Subscriber Information Form, as amended or supplemented (the “Master SIF” and together with the Fund-Specific SIF, the “Subscriber Information Forms”), remains accurate and complete as of the date hereof.

Subscription Agreement: Date and sign the signature page. The Subscription Agreement may be completed by a duly authorized officer or agent on behalf of the subscriber (the “Subscriber”). Any person signing the Subscription Agreement in a representative capacity should type or print on the last page of the Subscription Agreement the name of the Subscriber, the name of the person signing the Subscription Agreement and the capacity in which he or she is signing.

IRS Forms W-9 and/or W-8: If you are a “U.S. person” for U.S. federal income tax purposes,1 complete and sign U.S. Internal Revenue Service (“IRS”) Form(s) W-9 (or any successor forms) in accordance with the instructions provided by the IRS to certify your U.S. taxpayer identification number. If you are a non-U.S. person for U.S. federal income tax purposes, complete and sign the appropriate IRS Form(s) W-8 (or any successor forms). Please see Appendix B of the Master SIF.

Supporting Documentation: To help the government fight the funding of terrorism and money laundering activities, federal law requires the Company to obtain, verify and record certain identifying information with respect to all Subscribers. Any subscription application may be rejected if the Subscriber fails to provide certain required identifying information. To assist the Company in meeting its obligations and to ensure the investment is appropriately authorized, the Subscriber should submit the applicable documentation set forth in the anti-money laundering grids included in the subscription materials provided to the Subscriber.

[1]

For this purpose, a “U.S. person” generally includes (i) a citizen or resident of the United States, (ii) a partnership, corporation or other entity created or organized under the laws of the United States or any State thereof, and (iii) an estate the income of which is subject to U.S. federal income tax regardless of its source, or any trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all of the substantial decisions of the trust or the trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes.

Subscription Instructions	1

Delivery Instructions

Completed and executed subscription documents should be delivered to Angelo, Gordon & Co., L.P. (“Angelo Gordon”) either by email to AGClientServices@angelogordon.com OR by hard copy to the following address:

Angelo, Gordon & Co., L.P.

245 Park Avenue, 26th Floor

New York, New York 10167

Attention: Francis Griffin

If the executed subscription documents are delivered by email, the sender of such email represents that it is authorized to send such documents by the person required to execute such documents.

All basic subscription documents, evidence of authorization and additional anti-money laundering disclosure documents will be returned to the Subscriber if this subscription is not accepted.

Payments of Capital Calls

Capital calls will be made pursuant to the terms set forth in the Private Placement Memorandum, as may be amended or supplemented from time to time (the “Memorandum”). Capital contributions are due within five days after delivery of the initial capital call notice and within 10 days after delivery of each subsequent capital call notice or as may otherwise be set forth in the Memorandum. Payments for the amount called must be made by wire transfer to an account that will be designated by the Company.

Acceptance of Subscriptions

The acceptance of subscriptions is within the absolute discretion of the Company, which may require additional information prior to making a determination. The Company will seek to notify the Subscriber of its acceptance or rejection of the subscription prior to the date of subscription. If the subscription is rejected, the Company will promptly refund (without interest) to the Subscriber any subscription payments received by the Company. The Company shall not be liable to the Subscriber for any rejection of its subscription.

If this application for subscription is accepted, in lieu of delivering a countersigned Subscription Agreement to the Subscriber, written confirmation of the Company’s acceptance of the Subscriber’s subscription may be sent to the Subscriber by AGTB Fund Manager, LLC (in such capacity, the “Administrator”) or the Company as soon as reasonably practicable after the date on which the Subscriber is issued Shares. Such written confirmation may be delivered by posting to Angelo Gordon’s website or other website indicated by e-mail (with notification of the posting by e-mail) or via email and shall constitute the acceptance and agreement of the Company to this Subscription Agreement as of the date of acceptance of the Subscriber’s subscription, as indicated in such written confirmation. The Subscriber consents to receiving any such written confirmation exclusively in electronic form regardless of whether or not it has consented to receiving communications electronically in Part I, Question 3 of the Master SIF. For the avoidance of doubt, the Subscriber acknowledges that it may not receive a countersigned Subscription Agreement.

Subscription Instructions	2

Certain Regulatory Disclosures

To fulfill certain regulatory requirements, the Company is required to furnish prospective investors in the Company with information relating to certain past actions by firms that act as solicitors for prospective investors in the Company. Any such applicable disclosure will be made available to such investors via an online web portal or such other means as is determined by Angelo Gordon from time to time.

Certain Regulatory Disclosures – Data Protection Regulation

To fulfill certain regulatory requirements under the European Union General Data Protection Regulation (2016/679), as applicable, prospective investors should review the disclosure set forth in Appendix C of the Master SIF.

Consumer Data Protection for California Resident Subscribers under the California Consumer Privacy Act

Natural persons resident in California have certain rights under the California Consumer Privacy Act, California Civil Code § 1798.100 et seq., together with any implementing regulations, as amended from time to time, relating to any personal information that the Company or Angelo Gordon obtains. To understand those rights, a California resident should review the California-Specific Privacy Policy set forth in Appendix D of the Master SIF.

Additional Information

For additional information concerning subscriptions, prospective investors should contact Francis Griffin (telephone: 212-692-7971) at the office of the Company.

Subscription Instructions	3

AGTB PRIVATE BDC

Privacy Policy

of Angelo, Gordon & Co., L.P.

Angelo, Gordon & Co., L.P. (“Angelo Gordon”) takes precautions to maintain the privacy of personal information concerning current individual investors in private investment funds under its management. These precautions include the adoption of certain procedures designed to maintain and secure such investors’ nonpublic personal information from inappropriate disclosure to third parties. Federal regulations require Angelo Gordon to inform investors of this privacy policy.

Angelo Gordon collects nonpublic personal information about investors from the following sources:

•	Information received from investors in subscription documents, transfer documents or other related documents or forms;

•	Information about an investor’s transactions with a private investment fund, its affiliates, or others; and

•	Information Angelo Gordon may receive from a consumer reporting agency.

Subject to the policy, Angelo Gordon does not disclose any nonpublic personal information about the investors in its private investment funds to anyone, except as permitted by law, regulation or investor consent. Angelo Gordon restricts access to nonpublic personal information about its investors to those employees and agents of Angelo Gordon who need to know that information in order to provide services to its investors. Angelo Gordon may also disclose such information to its affiliates and to service providers and financial institutions that provide services to such private investment funds. Angelo Gordon, and each of its private investment funds, maintain physical, electronic, and procedural safeguards designed to safeguard the investors’ nonpublic personal information and which Angelo Gordon believes are adequate to prevent unauthorized disclosure of such information.

If you have any questions concerning our privacy policies, please contact Francis Griffin (telephone: 212-692-7971).

Privacy Policy

AGTB PRIVATE BDC

Subscriber Information Form

Each Subscriber for common shares of beneficial interest (the “Shares”) in AGTB Private BDC (the “Company”) is requested to furnish the following information (please print or type). Any information provided herein will supplement the information provided in the Subscriber’s Angelo Gordon Subscriber Information Form, as amended or supplemented to date (the “Master SIF”).

All Subscribers must complete this section:

1.	Identity of Subscriber

Name:

2.	Amount of Subscription

$

3.	Source of Funds for this Investment (please check the box that applies):

❑ Employment Compensation	❑ Savings	❑ Investments

❑ Inheritance	❑ Other

Fund-Specific Subscriber Information Form	SI-1

4.	Remitting Bank or Financial Institution

Does the Subscriber confirm that the Wiring Instructions provided in Part I, Question 5 of the Master SIF will apply with respect to the Subscriber’s subscription to the Company?

❑ Yes                     ❑ No

If the answer is “Yes,” skip to Question 5.

If the answer is “No,” please answer the remaining questions in this section regarding the Wiring Institution (as defined below) from which funds related solely to the Subscriber’s subscription to the Company will be wired.

Capital contributions are due on or before the date specified by the Company in a written notice furnished to shareholders at least five days prior to such specified due date for the initial capital call notice and at least 10 days prior to such specified due date for each subsequent capital call notice, or as may otherwise be set forth in the Memorandum. Payments for the amount called must be made by wire transfer of readily available funds to the account of the Company. Please identify the bank or other financial institution (the “Wiring Institution”) from which the Subscriber’s funds will be wired. Note that any amounts paid to the Subscriber will be paid to the same account from which its subscription funds were originally remitted, unless the Company agrees otherwise.

If the Wiring Institution is located in the U.S., please answer Questions 4(a) and 4(c) below. If the Wiring Institution is located outside of the U.S., please answer Questions 4(b), 4(c) and 4(d) below.

(a)    U.S. Wiring Institutions

Beneficiary Bank Name:

Beneficiary Bank ABA:

Beneficiary Bank Address:

Account Name:

Account Number:

For Further Credit Account
Name (if applicable):

For Further Credit Account
Number (if applicable):

Reference (if applicable):

Fund-Specific Subscriber Information Form	SI-2

(b)	Non-U.S. Wiring Institutions

Correspondent/Intermediary
Bank Name:

Correspondent/Intermediary
Bank ABA and/or SWIFT Code:

Beneficiary Bank Name:

Beneficiary Bank SWIFT Code:

Beneficiary Bank Address:

Beneficiary Bank Account Name:

Beneficiary Bank Account Number
OR IBAN Number:

For Further Credit Account
Name (if applicable):

For Further Credit Account
Number (if applicable):

Reference (if applicable):

(c)	Is the Subscriber a customer of the Wiring Institution?

❑ Yes                     ❑ No

(d)	If the Subscriber’s Wiring Institution is not located in the U.S., is the Wiring Institution located in an “FATF Country”[2]?

❑ Yes                     ❑ No

If the answer is “No” to Question 4(c) or 4(d), please contact the Company for additional information that may be required, which may include documentation verifying the identity of the Subscriber and/or the beneficial owner of the Shares, certification relating to anti-money laundering policies and procedures and a bank reference letter.

5.	Purchase of Shares Using Financing

Is the Subscriber subscribing for Shares using the financing of a third party, such as the proceeds of a loan?

❑ Yes                     ❑ No

[2]

If the Wiring Institution is not located in an FATF Country, the Company may require additional information. For a list of countries that are members of the Financial Action Task Force on Money Laundering (each, an “FATF Country”), see: http://www.fatf-gafi.org.

Fund-Specific Subscriber Information Form	SI-3

6.	Common Beneficial Ownership with other Investors

Does the Subscriber have any Affiliated Investors3 in the Company?

❑ Yes                     ❑ No

Has the Subscriber agreed to act together with any other person for the purpose of acquiring, holding, voting or disposing of the Shares?

❑ Yes                     ❑ No

If either of the above questions was answered “Yes,” identify the Affiliated Investor or the investor with which it has agreed to act together:

7.	Supplemental Data for Entities and Trusts (other than Grantor Trusts)

(a)

Do each of the Subscriber’s shareholders, partners, beneficiaries or other holders of equity or beneficial interests participate in all investments made by the Subscriber pro rata in accordance with their respective ownership interests in the Subscriber (i.e., such holders are NOT permitted to opt in or out of (or determine the extent of their participation in) particular investments made by the Subscriber)?

❑ Yes                     ❑ No

(b)	If the Subscriber is an investment company or a private fund,[4] please answer the following question (if not, please skip to Question 8):

Is the current value of the amount of the Subscriber’s subscription to the Company less than or equal to 40% of the value of the Subscriber’s total assets?

❑ Yes                     ❑ No

Note: If either question 7(a) or 7(b) above is answered “No,” each beneficial owner of the Subscriber generally must be qualified as a qualified purchaser and will be required to complete a qualified purchaser questionnaire if requested by the Company.

8.	Excess Fee Offset Amounts

❑

Check this box only if the Subscriber elects to receive, upon liquidation of the Company, payment for the Subscriber’s share of Offset Amounts (as defined in the Company’s Private Placement Memorandum) that have not been utilized.

[3]

For purposes of Question 6: “Affiliated Investor” means any investor who would be deemed to be a Controlling Person with respect to the Shares held by the Subscriber or who would have an indirect Controlling Person in common. A “Controlling Person” with respect to a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares, or is deemed to have or share, (i) voting power, which includes the power to vote, or to direct the voting of, such security and/or (ii) investment power which includes the power to dispose, or to direct the disposition of, such security and any person that has the right to become a Controlling Person as described in (i) or (ii) within 60 days, including through the exercise of an option, the termination of a contract or otherwise.

[4]	A “private fund” means an issuer that would be an “investment company” (as defined by Section 3 of the Investment Company Act of 1940) but for Section 3(c)(1) or 3(c)(7) thereof.

Fund-Specific Subscriber Information Form	SI-4

9.	United Kingdom Investors and European Economic Area Investors Only

(a)

Is the Subscriber, or any Investor Party[5] (if applicable), a person or entity that is resident in, with a registered office in or domiciled in a Member State of the European Economic Area (“EEA” and “EEA Subscriber”) or the United Kingdom (“UK” and “UK Subscriber”)?

❑ Yes                     ❑ No

If the answer to Question 9(a) above is “No,” please skip to Question 10. If “Yes,” please proceed to question 9(b).

(b)	(i) Is the EEA Subscriber or UK Subscriber, or any Investor Party (if applicable), an entity that is required to be authorized or regulated to operate in the financial markets?

❑ Yes                     ❑ No

(ii)	If the answer to Question 9(b)(i) above is “No,” please skip to Question 9(c). If “Yes,” please check the applicable category of authorized or regulated entities[6] below and then skip to Question 10.

❑ a	credit institution;

❑ an	investment firm;

❑ any	other authorized or regulated financial institution;

❑ an	insurance company;

❑ a	collective investment scheme or management company of such a scheme;

❑ a	pension fund or a management company of such a fund;

❑ a	commodity or commodity derivatives dealer;

❑ a	local; or

❑ any	other institutional investor.

[5]

For the purposes of this section 9, the term “Investor Party” means, with respect to EEA Subscribers, the beneficial owner(s) of the Subscriber or, where appropriate, the investment including where the Subscriber acts as trustee, agent, nominee or representative for, or is otherwise investing on behalf of, such beneficial owner(s); and/or any person making the investment decision pursuant to discretionary investment management authority granted in its favor by the Subscriber or the beneficial owner(s) of the investment; and (where applicable) with respect to UK Subscribers, the person or undertaking making the investment decision on behalf of the Subscriber.

[6]

The list above should be understood as including all authorized entities carrying out the characteristic activities of the entities mentioned, (1) whether authorized in the UK under the Financial Services Markets Act 2000 (as amended) or in another jurisdiction outside the UK or (2) entities authorized by a member state under an EEA directive; entities authorized or regulated by a member state without reference to an EEA directive; and entities authorized or regulated in a jurisdiction outside the EEA, as applicable.

Fund-Specific Subscriber Information Form	SI-5

(c)

(i) Is the EEA Subscriber or UK Subscriber, or any Investor Party (if applicable), a large undertaking which meets two of the following size requirements on a company basis (as listed below in Question 9(c)(ii))?

❑ Yes                     ❑ No

(ii)	If the answer to Question 9(c)(i) above is “No,” please skip to Question 9(d). If “Yes,” please check the applicable size requirements below and then skip to Question 10.

❑	a balance sheet of EUR 20 million

❑	a net turnover of EUR 40 million

❑	own funds of EUR 2 million; or

(d)

Is the EEA Subscriber or UK Subscriber, or any Investor Party (if applicable), a national or regional government, including a public body that manages public debt at national or regional level, a Central Bank, an international or supranational institution such as the World Bank, the IMF, the ECB, the EIB or another similar international organization?

❑ Yes                     ❑ No

If the answer to Question 9(d) above is “Yes,” please skip to Question 10. If “No,” please proceed to Question 9(e).

(e)

Is the EEA Subscriber or UK Subscriber, or any Investor Party (if applicable), another institutional investor whose main activity is to invest in financial instruments, including an entity dedicated to the securitization of assets or other financing transactions?

❑ Yes                     ❑ No

If the answer to Question 9(e) above is “Yes,” please skip to Question 10. If “No,” please proceed to Question 9(f).

Fund-Specific Subscriber Information Form	SI-6

(f)

Is the EEA Subscriber or UK Subscriber, or any Investor Party (if applicable), an investor that does not fall within any of the categories in paragraphs (b) to (e) above but who has separately provided to the satisfaction of Angelo Gordon appropriate representations, as to its status and eligibility and, upon reviewing appropriate wordings regarding the loss of certain protections which are otherwise available to a “retail investor”[7], the EEA Subscriber or UK Subscriber, or any Investor Party (if applicable), has elected to be treated as a “professional investor”[8], and Angelo Gordon has accepted such election?

❑ Yes                     ❑ No

If the answer to Question 9(f) above is “Yes,” the Subscriber must complete an additional supplement if requested by Angelo Gordon.

If the EEA Subscriber or UK Subscriber, or any Investor Party (if applicable), cannot give any of the above representations and warranties, they should contact Angelo Gordon.

10.	Confirmation of Information Provided in the Master SIF

Please select one of the following statements:

❑	The Subscriber has reviewed the Master SIF provided in connection with this investment or provided previously and affirms that all information contained therein is accurate as of the date hereof.

❑

The Subscriber has reviewed the Master SIF and confirms that certain information previously provided by the Subscriber is no longer accurate. (If selected, please complete the “Amendment to the Master SIF” as provided by Angelo Gordon).

11.	Affiliation with Angelo Gordon

Do any of the following apply to the Subscriber: (i) the Subscriber controls, or is controlled by or under common control with, the Company or Angelo Gordon, (ii) the Subscriber is an employee or officer of the Company or Angelo Gordon, (iii) the Subscriber is a member of the immediate family of any of the foregoing or (iv) the Subscriber is a trust or other entity established for the benefit of any of the foregoing?

❑ Yes                     ❑ No

12.	DRIP Election

The Investor may elect not to participate in the Company’s distribution reinvestment program (the “DRIP”) by checking the box below. To the extent the Investor does not check the box below, the Investor will be a participant in the DRIP and 100% of all distributions otherwise to be made to the Investor shall be reinvested.

❑	The Investor hereby elects not to participate in the DRIP.

[7]

“retail investor” shall have the meaning under Directive 2011/61/EU (“AIFMD”) in respect of the EEA, and, in respect of the UK, the Alternative Investment Fund Managers Regulations 2013 (as amended) (the “UK AIFM Regulations”).

[8]

“professional investor” shall have the meaning under the AIFMD and the AIFM Regulations (as appropriate), and as deriving from the meaning of “professional client” in Section II of Annex II to the Markets in Financial Instruments Directive (Directive 2014/65/EU) as implemented in the EEA and as retained and amended by the UK’s equivalent rules).

Fund-Specific Subscriber Information Form	SI-7

AGTB PRIVATE BDC

SUBSCRIPTION AGREEMENT

AGTB Fund Manager, LLC

c/o Angelo, Gordon & Co., L.P.

245 Park Avenue, 26th Floor

New York, New York 10167

Ladies and Gentlemen:

The undersigned (the “Subscriber”) hereby acknowledges having received and read the current Private Placement Memorandum, as may be amended or supplemented from time to time (the “Memorandum”) of AGTB Private BDC, a Delaware statutory trust (the “Company”). Terms used but not otherwise defined herein shall have the meanings given to them in Appendix A hereto.

Subscription Commitment

The Subscriber hereby subscribes for common shares of beneficial interest in the Company (the “Shares”) having a capital commitment in the amount set forth on the signature page of this Subscription Agreement or in the accompanying Fund-Specific SIF completed and signed by the Subscriber, which shall be considered an integral part of this Subscription Agreement along with the Angelo Gordon Subscriber Information Form, as amended or supplemented (the “Master SIF” and together with the Fund-Specific SIF, the “Subscriber Information Forms”). The Subscriber will be required to make capital contributions to purchase the Shares (a “Drawdown Purchase”) each time the Company delivers a drawdown notice. Such capital contributions are due within five days after delivery of the initial drawdown notice and within 10 days after delivery of each subsequent drawdown notice, or as may otherwise be set forth in the Memorandum, in an aggregate amount not to exceed the Subscriber’s “Unfunded Capital Commitment,” determined in accordance with the Memorandum and the Subscriber Information Forms. Drawdown Purchases will generally be made pro rata, in accordance with the investors’ capital commitments. However, the Company retains the right at its discretion to call capital contributions on a non-pro rata basis so that the assets of the Fund will not be considered “plan assets” under ERISA, the Code or Similar Law (each as defined below), or as otherwise necessary or desirable in order to comply with ERISA or any other applicable legal, regulatory, tax or similar regimes, including potential affiliation concerns under the U.S. Investment Company Act of 1940, as amended (the “Investment Company Act”).

The Subscriber understands that this subscription is not binding on the Company until accepted by the Company, and may be rejected, or accepted in part and rejected in part, by the Company in its absolute discretion.

Notwithstanding anything to the contrary contained in this Subscription Agreement, the Company shall have the right (a “Limited Exclusion Right”) to exclude any Subscriber (such Subscriber, an “Excluded Subscriber”) in whole or in part from purchasing Shares from the Company on any Drawdown Purchase date or receiving any Shares pursuant to the DRIP if, in the reasonable discretion of the Company, there is a substantial likelihood that such Subscriber’s purchase of Shares at such time would (i) result in a violation of, or noncompliance with, or cause potential future

Subscription Agreement	SA-1

restrictions under, any law or regulation to which such Subscriber, the Company, AGTB Fund Manager, LLC, the investment advisor of the Company (the “Advisor”), any other Subscriber or a portfolio company would be subject or (ii) cause the investments of “benefit plan investors” (within the meaning of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and certain Department of Labor regulations, as modified by Section 3(42) of ERISA (the “Plan Asset Regulations”)) to be “significant” within the meaning of the Plan Asset Regulations and the assets of the Company to be considered “plan assets” under ERISA or Section 4975 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”).

If this application for subscription is accepted, in lieu of delivering a countersigned Subscription Agreement to the Subscriber, written confirmation of the Company’s acceptance of the Subscriber’s subscription may be sent to the Subscriber by AGTB Fund Manager, LLC (in such capacity, the “Administrator”) or the Company as soon as reasonably practicable after the date on which the Subscriber is issued Shares of the Company. Such written confirmation may be delivered by posting to the website of Angelo, Gordon & Co., L.P. (“Angelo Gordon”) or other website indicated by e-mail (with notification of the posting by e-mail) or via e-mail and shall constitute the acceptance and agreement of the Company to this Subscription Agreement as of the date of acceptance of the Subscriber’s subscription, as indicated in such written confirmation. The Subscriber consents to receiving any such written confirmation exclusively in electronic form regardless of whether or not it has consented to receiving communications electronically in Part I, Question 3 of the Master SIF. For the avoidance of doubt, the Subscriber acknowledges that it may not receive a countersigned Subscription Agreement.

If rejected, the Company shall return to the Subscriber, without interest or deduction, any payment tendered by the Subscriber, and the Company and the Subscriber shall have no further obligation to each other hereunder. The Company shall be held harmless for any rejection of the Subscriber’s subscription. Unless and until rejected by the Company, this subscription shall be irrevocable by the Subscriber.

To the extent that the Company has outstanding obligations under a credit facility, the Subscriber agrees in favor of the Company and any subscription lender that it shall be unconditionally obligated to fund, in accordance with this Subscription Agreement, any portion of its Unfunded Capital Commitment that will be used for the repayment of borrowings under the credit facility without defense, counterclaim, reduction or offset of any kind, including any suretyship defense and any defense arising under Section 365(c) of the United States Bankruptcy Code, if applicable (and each of such defenses is hereby waived by the Subscriber); provided that such agreement to fund shall not act as a waiver by the Subscriber of its right to assert independently any claim that the Subscriber may have against any other Subscriber or the Company.

Representations, Warranties and Covenants – All Investors

To induce the Company to accept this subscription, the Subscriber hereby makes the following representations, warranties and covenants to the Company:

(a) The Subscriber represents that it is an “accredited investor,” as such term is defined in Rule 501(a) of the U.S. Securities Act of 1933, as amended (the “Securities Act”).

Subscription Agreement	SA-2

(b) The Subscriber confirms that the information set forth in the accompanying Subscriber Information Forms, including, for the avoidance of doubt, the Master SIF, (including, without limitation, any IRS Forms W-8BEN, W-8BEN-E, W-8ECI, W-8EXP, and/or W-8IMY and/or W-9, or any successor forms) is accurate and complete as of the date hereof (notwithstanding that the Master SIF may have been provided by the Subscriber prior to the date hereof), and the Subscriber agrees to notify the Company immediately if any representation or warranty contained in this Subscription Agreement, or any information provided pursuant to the Subscriber Information Forms, including, for the avoidance of doubt, the Master SIF, (including, without limitation, any IRS Forms W-8BEN, W-8BEN-E, W-8ECI, W-8EXP, and/or W-8IMY and/or W-9, or any successor forms) becomes untrue, misleading, or otherwise requires updating at any time. For so long as the Subscriber is a shareholder of the Company, the Subscriber further agrees to provide any revised or updated information necessary to cause the Subscriber Information Forms to remain true and correct as soon as practicable upon the Subscriber becoming aware that any such change or revision is necessary. If the Subscriber’s Shares constitute or will at any time in the future constitute more than 15 percent in interest of the Company’s voting securities, the Subscriber agrees to complete a separate questionnaire regarding any convictions, judgments, suspensions, bars or orders relating to securities offerings, commodity futures business or certain other businesses. Such questionnaire and the information and representations otherwise provided under this Section shall form a part of this document and shall be subject to, among other things, the indemnification provisions and the duty to update information contained in this Subscription Agreement.

(c) The Subscriber understands that the offering and sale of the Shares in non-U.S. jurisdictions may be subject to additional restrictions and limitations, and represents and warrants that it is acquiring the Shares in compliance with all applicable laws, rules, regulations and other legal requirements applicable to the Subscriber including, without limitation, the legal requirements of jurisdictions in which the Subscriber is resident and in which such acquisition is being consummated.

(d) Except as disclosed in the Subscriber Information Forms, the Subscriber is acquiring the Shares for the Subscriber’s own account, does not have any contract, undertaking or arrangement with any person or entity to sell, transfer or grant a participation with respect to any of the Shares, and is not acquiring the Shares with a view to or for sale in connection with any distribution of the Shares.

(e) The Subscriber understands that the Shares have not been and may not be registered under the Securities Act or any state law and that, as a business development company, the Company is subject to only certain provisions of the Investment Company Act. The Subscriber agrees to notify the Company prior to any proposed sale, transfer, distribution or other disposition of the Shares or any beneficial interest therein, and will not sell, transfer, distribute or otherwise dispose of the Shares without the consent of the Company, which may be granted or withheld in the Company’s discretion, subject to the Memorandum, and unless the Shares are registered or such sale, transfer, distribution or other disposition is exempt from registration. The Subscriber also understands that any such transfers without the consent of the Company are void ab initio. The Subscriber understands that the Company has no intention to register the Company or the Shares with the U.S. Securities and Exchange Commission or any state and is under no obligation to assist the Subscriber in obtaining or complying with any exemption from registration. The Company may require that a proposed transferee meet appropriate financial and other suitability standards and that the transferor furnish a legal opinion satisfactory to the Company and its counsel that the proposed transfer complies with any applicable federal, state and any other applicable securities laws.

Subscription Agreement	SA-3

(f) The Subscriber understands and agrees further that, except as specifically set forth in the Memorandum, its Shares must be held indefinitely unless such Shares are subsequently registered or qualified under the Securities Act, the securities laws of any state and the securities laws of any other applicable jurisdiction or an exemption from registration or qualification under the Securities Act and these laws covering the sale of such interests is available; that even if such an exemption is available, the assignability and transferability of its Shares will be governed by the Memorandum, which imposes substantial restrictions on transfer; that legends stating that its Shares have not been registered or qualified under the Securities Act and these laws and setting out or referring to the restrictions on the transferability and resale of the Shares will be placed on all documents evidencing such Shares.

(g) In formulating a decision to invest in the Company, the Subscriber has not relied or acted on the basis of any representations or other information purported to be given on behalf of the Company or the Advisor except as set forth in the Memorandum (it being understood that no person has been authorized by the Company or the Advisor to furnish any such representations or other information).

(h) To its full satisfaction, the Subscriber has been provided with any materials the Subscriber has requested relating to the Company, the offering of Shares or any statement made in the Memorandum, and the Subscriber has been afforded the opportunity to ask questions of representatives of the Company concerning the terms and conditions of the offering and to obtain any additional information necessary to verify the accuracy of any representations or information set forth in the Memorandum.

(i) The Subscriber recognizes that there is not now any public market for Shares and that such a market is not expected to develop; accordingly, it may not be possible for the Subscriber to readily liquidate the Subscriber’s investment in the Company.

(j) The Subscriber is not prohibited by any applicable law from holding the Shares or any investment interest in the investments to be pursued by the Company.

(k) If the Subscriber is a natural person, the Subscriber has the legal capacity to execute, deliver and perform this Subscription Agreement and the Memorandum.

(l) If the Subscriber is a corporation, partnership, limited liability company, trust or other entity, it is authorized and qualified to become a shareholder of, and authorized to make its capital commitment to, the Company and otherwise to comply with its obligations under the Memorandum; the person signing this Subscription Agreement on behalf of such entity has been duly authorized by such entity to do so; and this Subscription Agreement has been duly executed and delivered on behalf of the Subscriber and is the valid and binding agreement of the Subscriber, enforceable against the Subscriber in accordance with its terms. In addition, such Subscriber will, upon request of the Company, deliver any documents, including an opinion of counsel to the Subscriber, evidencing the existence of the Subscriber, the legality of an investment in the Company and the authority of the person executing this Subscription Agreement on behalf of the Subscriber which may be requested by the Company.

(m) Upon the request of the Company, the Subscriber shall provide such information and execute such documents as may be required in connection with any loan to the Company.

(n) The Subscriber has carefully reviewed and understands the various risks of, and other considerations relating to, an investment in the Company, as well as the fees and conflicts of interest to which the Company is subject, as set forth in the Memorandum. The Subscriber hereby consents and agrees to the payment of the fees so described to the parties identified as the recipients thereof, and to such conflicts of interest.

Subscription Agreement	SA-4

(o) The Subscriber believes that the compensation terms of an investment in the Company represent an “arm’s-length” arrangement and the Subscriber is satisfied that it has received adequate disclosure from the Company to enable it to understand and evaluate the compensation and other terms of the Memorandum and the risks associated therewith.

(p) The Subscriber agrees to properly execute and provide the Company and/or the Administrator in a timely manner any additional tax information or documentation that the Company or the Administrator believes is required or will enable the Company, the Advisor, the Administrator or any of their affiliates to comply with or mitigate any of their respective tax reporting, tax withholding, and/or tax compliance obligations, or which may arise as a result of a change in law or in the interpretation thereof.

(q) None of the Subscriber’s subscription funds consist of Proceeds of Municipal Securities or Municipal Escrow Investments.

(r) Remedies Upon Subscriber Default. In the event that a Subscriber fails to pay all or any portion of the purchase price due from such Subscriber on any Capital Drawdown Date (such amount, together with the full amount of such Subscriber’s remaining capital commitment, a “Defaulted Commitment”) and such default remains uncured for a period of ten (10) Business Days (the date after the expiration of such period, the “Default Date”), the Company shall be permitted to declare such Subscriber to be in default of its obligations under this Subscription Agreement (any such Subscriber, a “Defaulting Subscriber”) and shall be permitted to pursue one or any combination of the following remedies:

(1)	The Company may prohibit the Defaulting Subscriber from purchasing additional Shares on any future date selected by Company in its sole discretion (each, a “Capital Drawdown Date”);

(2)

Fifty percent (50%) of the Shares then held by the Defaulting Subscriber shall be automatically transferred on the books of the Company, without any further action being required on the part of the Company or the Defaulting Subscriber, to the other subscribers (the “Other Subscribers,” and together with the Subscriber, the “Subscribers”) (other than any defaulting Other Subscriber), pro rata in accordance with their respective capital commitments; provided, however, that notwithstanding anything to the contrary contained in this Subscription Agreement, no Shares shall be transferred to any Other Subscriber pursuant to this section in the event that such transfer would (x) violate the Securities Act, the 1940 Act or any state (or other jurisdiction) securities or “Blue Sky” laws applicable to the Company or such Transfer, (y) constitute a non-exempt “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code or (z) cause all or any portion of the assets of the Company to constitute “plan assets” under ERISA or Section 4975 of the Code (it being understood that this proviso shall operate only to extent necessary to avoid the occurrence of the consequences contemplated herein and shall not prevent the Subscriber from receiving a partial allocation of its pro rata portion of Shares);

Subscription Agreement	SA-5

provided further, that any Shares that have not been transferred to one or more Other Subscribers pursuant to the previous proviso shall be allocated among the participating Other Subscribers pro rata in accordance with their respective capital commitments. The mechanism described in this section is intended to operate as a liquidated damage provision, since the damage to Other Subscribers resulting from a default by the Defaulting Subscriber is both significant and not easily susceptible to precise quantification. By entry into this Subscription Agreement, the Subscriber agrees to this transfer and acknowledges that it constitutes a reasonable liquidated damage remedy for any default in the Subscriber’s obligation of the type described; and

(3)

As of the Default Date, the Advisor may, in its sole discretion, reduce the capital commitment and Unfunded Capital Commitment of a Defaulting Subscriber to zero. Each Defaulting Subscriber shall remain fully liable (x) to the creditors of the Company, to the extent provided by law and (y) for the full amount of any other capital commitments for which such Defaulting Subscriber is liable to pay as necessary to pay amounts due under a drawdown notice that the Company may thereafter issue to pay Company expenses, including management fees, amounts that may become due under any borrowings or other financings or similar obligations or indemnity obligations, in each case as if such default had not occurred.

(4)

Each Subscriber acknowledges that the Advisor may, in its sole discretion, apply different default remedies to each Defaulting Subscriber in light of the specific circumstances applicable to each such Defaulting Subscriber. The remedies available to the Advisor herein may be applied to each separate event of default hereunder by a Subscriber.

(5)	The Company may pursue any other remedies against the defaulting Subscriber available to the Company, subject to applicable law.

(s) The Subscriber shall vote its shares for any vote required by shareholders in the same proportion as the vote of all other holders of the Company’s shares in accordance with Section 12(d)(1)(E) of the Investment Company Act of 1940.

Subscription Agreement	SA-6

Anti-Money Laundering and Related Representations, Warranties and Covenants – all Investors

(a) The Subscriber represents and warrants that neither the Subscriber nor any holder of any beneficial interest in the Shares (each a “Beneficial Interest Holder”)9 and, in the case of a Subscriber or Beneficial Interest Holder which is an entity, no Related Person is:

(1)

A person or entity (a) listed on; (b) controlled by one or more persons listed on; or (c) owned, directly or indirectly, by 50 percent or greater in interest by one or more persons listed on: (i) the List of Specially Designated Nationals and Blocked Persons; (ii) the List of Foreign Sanctions Evaders; or (iii) the Sectoral Sanctions Identification List, each maintained by the U.S. Department of Treasury’s Office of Foreign Asset Control (“OFAC”) or other list designated by the Company from time to time;

(3)

A person or entity who is a citizen or resident of, which is located in, which is organized or chartered under the laws of, or whose subscription funds are transferred from or through an account in, a jurisdiction which is the subject of an OFAC embargo (currently, the Crimea Region, Cuba, Iran, North Korea, and Syria; hereinafter referred to as “OFAC Embargoed Territories”) or has been identified by the Secretary of State as a state sponsor of terror or in relation to which sanctions imposed by the UN, the EU and/or the UK apply;

(4)

A person or entity with which the Company is prohibited or restricted to deal under the laws of the United States or other applicable laws and regulations, including the sanctions laws and regulations administered by OFAC and anti-money laundering regulations or conventions;

(5)	A Foreign Shell Bank;

(6)	A person or entity who is a citizen or resident of, or which is located in, or whose subscription funds are transferred from or through an account in a Non-Cooperative Jurisdiction;

[9]

Beneficial Interest Holders will include, but not be limited to: (i) shareholders of a corporation; (ii) partners of a partnership; (iii) members of a limited liability company; (iv) any person controlling or controlled by the Subscriber; (v) investors in a fund of funds; (vi) the grantor of a revocable or grantor trust; (vii) the beneficiaries of an irrevocable trust; (viii) the individual who established an IRA; (ix) the participant in a self-directed pension plan; (x) the sponsor of any other pension plan; and (xi) any person being represented by the Subscriber in an agent, custodian, representative, intermediary, nominee or similar capacity. If the Beneficial Interest Holder is itself an entity, the information and representations set forth herein must also be given with respect to its individual beneficial owners. If the Subscriber is a publicly-traded company, it is only obligated to conduct due diligence as to its beneficial owners that own 5% or more interest in the company.

Subscription Agreement	SA-7

(7)

A person or entity who is citizen or resident of, located in, or organized or chartered under the laws of, a jurisdiction that has been designated by the U.S. Secretary of the Treasury under Section 311 or 312 of the USA PATRIOT Act as warranting special measures due to money laundering concerns;[10]

(8)

A Senior Foreign Political Figure, any member of a Senior Foreign Political Figure’s Immediate Family or any Close Associate of a Senior Foreign Political Figure, or a corporation, business or other entity that has been formed for the benefit of the above listed individuals; or

(9)	A Politically Exposed Person, any member of a Politically Exposed Person’s Immediate Family or a Close Associate of a Politically Exposed Person.

(b) The Subscriber represents and warrants that (except as otherwise disclosed to the Company in writing) its subscription funds do not originate from, nor will they be routed through, an account maintained at a Foreign Shell Bank, an Offshore Bank, or a bank organized or chartered under the laws of a Non-Cooperative Jurisdiction or an OFAC Embargoed Territory.

(c) The Subscriber represents and warrants that no capital commitment, contribution, or payment to the Company by the Subscriber and no distribution to the Subscriber by the Company shall cause the Company or the Advisor to be in violation of any applicable anti-money laundering, sanctions, or anti-terrorism laws and regulations including, but not limited to, the USA PATRIOT Act, the anti-money laundering regulations administered by FinCEN, and the sanctions regulations administered by OFAC.

(d) If the Subscriber or any Beneficial Interest Holder is a financial institution as defined in the Bank Secrecy Act, 31 U.S.C. § 5312(a)(2)(A) – (X), and is investing in the Company on behalf, directly or indirectly, of any of its customer accounts (as defined in rules under the USA PATRIOT Act), the Subscriber represents and warrants that it and any Beneficial Interest Holder is aware of the obligations imposed upon it by the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001, which comprises Title III of the USA PATRIOT Act, the Bank Secrecy Act, and implementing regulations at 31 C.F.R. Chapter X and is and shall remain in compliance with its obligations thereunder.

(e) If the Subscriber or any Beneficial Interest Holder is a European person or firm that is subject to local legislation implementing the EC Money Laundering Directives or is established or based in a non-EU jurisdiction (other than the United States) and subject to anti-money laundering legislation (any of the foregoing anti-money laundering legislation, “Non-U.S. AML Regulations”), the Subscriber represents and warrants that it and any Beneficial Interest Holder is aware of the obligations imposed on it by Non-U.S. AML Regulations and is and shall remain in compliance with its obligations thereunder.

(f) The Subscriber acknowledges and agrees that any monies paid to it will be paid to the same account from which its subscription funds were originally remitted, unless the Company agrees otherwise.

[10]

The Treasury Department’s Financial Crimes Enforcement Network (“FinCEN”) issues advisories regarding countries of primary money laundering concern. FinCEN’s advisories are posted at http://www.fincen.gov.

Subscription Agreement	SA-8

(g) If the Subscriber is a fund-of-funds, or is purchasing the Shares as agent, custodian, representative, intermediary/nominee or in any similar capacity for any other person, or is otherwise requested to do so by the Company, it represents and warrants that: (i) it is in compliance with all applicable anti-money laundering, sanctions and anti-terrorism laws and regulations; (ii) it shall provide a copy of its anti-money laundering and know-your-customer policies (collectively, “AML Policies”) to the Company; (iii) its AML Policies are designed to address applicable anti-money laundering, sanctions, and anti-terrorism laws and regulations; (iv) it is in compliance with its AML Policies, (v) its AML Policies have been approved by counsel or internal compliance personnel reasonably informed of anti-money laundering policies and their implementation and (vi) it has not received a deficiency letter, negative report or any similar determination regarding its AML Policies from independent accountants, internal auditors or some other person responsible for reviewing the Subscriber’s compliance with its AML Policies.

(h) The Subscriber represents and warrants that, with respect to any Beneficial Interest Holder, it: (i) has conducted thorough due diligence (and where appropriate, enhanced due diligence); (ii) has established the identity of those Beneficial Interest Holders and their respective source of funds; and (iii) will retain evidence of any such identities, any such source of funds and any such due diligence. The Subscriber represents and warrants that it does not know or have any reason to suspect that (1) the monies used to fund any Beneficial Interest Holder’s direct or indirect investment in the Shares has been or will be derived from or related to any illegal activities, including without limitation money laundering activities or (2) the proceeds from any Beneficial Interest Holder’s direct or indirect investment in the Shares will be used to finance any illegal activities, and the Subscriber has reasonable risk-based procedures in place to ensure itself of the same.

(i) The Subscriber understands that the Company and its affiliates may take steps to verify the identity, address and source of funds of the Subscriber and any Beneficial Interest Holder. The Subscriber agrees to promptly notify the Company of any change in information affecting the representations and covenants contained in this section “Anti-Money Laundering and Related Representations, Warranties and Covenants – all Investors.” The Subscriber also agrees to provide the Advisor, the Company and Angelo Gordon with any additional information and/or documentation that any of such persons deems necessary or appropriate to ensure compliance with all applicable laws concerning money-laundering and similar activities. The Subscriber acknowledges that the Company shall be held harmless and be indemnified against any loss arising as a result of a failure to process the subscription application if any such information that is required by the Company is delayed or not provided by the Subscriber in a timely manner.

(j) The Subscriber acknowledges that the Company, Advisor, Angelo Gordon and their affiliates may be obliged under applicable laws to submit information to the relevant regulatory authorities if the Company, Advisor, Angelo Gordon and/or their affiliates know, suspect or have reasonable grounds to suspect that any person is engaged in money laundering, drug trafficking or the provision of financial assistance to terrorism and that the Company, Advisor, Angelo Gordon and/or their affiliates may not be permitted to inform anyone of the fact that such a report has been made. The Subscriber authorizes and consents to the Company releasing information about the Subscriber and, if applicable, any Beneficial Interest Holder, to appropriate governmental authorities if the Company determines in good faith that it is in the best interests of the Company in light of applicable anti-money laundering, sanctions, and anti-terrorism laws and regulations.

Subscription Agreement	SA-9

(k) The Subscriber is advised that, by law, the Company may be obligated to “freeze the account” or “block the assets” of such Subscriber, either by prohibiting additional investments from the Subscriber, withholding distributions and/or segregating the assets in the account in compliance with governmental regulations, and the Company may also be required to report such action and to disclose the Subscriber’s identity to OFAC or other authorities.

(l) The Subscriber further acknowledges that, notwithstanding anything to the contrary contained in the Memorandum, any side letter or any other agreement, the Company and the Advisor may prohibit additional capital contributions by the Subscriber, restrict distributions to the Subscriber, suspend the payment of withdrawal proceeds to the Subscriber, or take any other reasonably necessary or advisable action with respect to the Shares, if the Company reasonably deems it necessary to do so to comply with anti-money laundering, sanctions, or anti-terrorism laws and regulations applicable to the Company, Advisor, Angelo Gordon, any of their affiliates or any of the Company’s service providers.

(m) The Subscriber agrees that neither the Company, Advisor, Angelo Gordon nor any of their affiliates shall have any liability to the Subscriber for any loss or liability that the Subscriber may suffer to the extent that it arises out of, or in connection with, compliance by the Company, Advisor, Angelo Gordon and/or their affiliates in good faith with the requirements of applicable anti-money laundering, sanctions, and anti-terrorism legislation or regulatory provisions.

Representations, Warranties and Covenants – ERISA Investors

For the purpose of the following representations, references to “Subscriber” include references to the entity for which the Subscriber is investing, where appropriate. If the Subscriber is or will be in the future, or is or will be in the future acting on behalf of, an employee benefit plan (as defined in Section 3(3) of ERISA) subject to Title I of ERISA or a plan subject to Section 4975 of the Code, including an individual retirement account (“IRA”), or any entity whose underlying assets include plan assets for purposes of ERISA or the Code by reason of a plan’s investment in the entity, to induce the Company to accept this subscription, the Subscriber hereby makes the additional representations, warranties and covenants to the Company:

(a) The funds so constituting plan assets have been identified in writing to the Company.

(b) The person executing this Subscription Agreement on behalf of the Subscriber either is a “named fiduciary” (within the meaning of ERISA) of the Subscriber, or is authorized to act on behalf of a named fiduciary of the Subscriber pursuant to a proper delegation of authority, and in such capacity and in accordance with the constituent documents of the Subscriber, or is the owner of an IRA or qualified IRA trustee or custodian.

(c) The person executing this Subscription Agreement on behalf of the Subscriber represents and warrants on behalf of such person or the Subscriber, as applicable, as follows:

(1)

The Subscriber is (w) an employee benefit plan subject to the fiduciary provisions of Title I of ERISA, (x) a “plan” subject to Section 4975 of the Code (including individual retirement accounts or Keogh plans), (y) any entity (e.g. a fund of funds) whose underlying assets include plan assets by reason of plans investing in such entity (a “Plan Asset Entity”) or (z) an entity that otherwise constitutes a “benefit plan investor” within the meaning of any U.S. Department of Labor regulation.

Subscription Agreement	SA-10

(2)

The execution and delivery of this Subscription Agreement and the consummation of the transactions contemplated hereunder, and in the Memorandum will not result in a breach or violation of any charter or organizational documents pursuant to which the Subscriber was formed, or any statute, rule, regulation or order of any court or governmental agency or body having jurisdiction over the Subscriber or any of its assets, or in any material respect, any mortgage, indenture, contract, agreement or instrument to which the Subscriber is a party or otherwise subject.

(3)

The investment in the Company is permitted by the governing documents of the Subscriber and such documents permit the Subscriber to invest in entities that will engage in the investment program described in the Memorandum.

(4)

The Subscriber, through the appropriate fiduciaries, has carefully reviewed and understands the various risks of an investment in the Company, as well as the fees and conflicts of interest to which the Company is subject, as set forth in the Memorandum.

(5)	The Subscriber hereby consents and agrees to the payment of the fees so described to the parties identified as the recipients thereof, and to such conflicts of interest.

(6)

The Subscriber is aware of and has taken into consideration the diversification requirements of Section 404(a)(i) of ERISA or other applicable law, if any, and the decision to invest in the Company is consistent with such provisions.

(d) The execution and delivery of this Subscription Agreement, and the acquisition and withdrawal of the Shares, either (i) is not a prohibited transaction under ERISA or the Code or (ii) is exempt from the prohibited transaction rules of Section 406(a) of ERISA and Section 4975(c)(1)(A)–(D) of the Code by virtue of a Department of Labor Prohibited Transaction Class Exemption or some other exemption of such rules.

(e) Unless otherwise indicated by the Subscriber, the Subscriber is not in any way affiliated with (i.e., does not own or control, is not owned or controlled by, nor is under common ownership or control with) any person or entity which will receive compensation, directly or indirectly, from the Company, as specifically identified and described in the Memorandum.

(f) The Subscriber acknowledges and agrees that (i) the decision to invest in the Company and the review of the terms of the Company must be made solely and independently by a fiduciary of the Subscriber who has no affiliation with the Company or any of its affiliates or employees, without relying on any recommendation of the Company or any of its affiliates or employees as a primary basis for its decision and (ii) any ongoing evaluation of the Company as an investment in the Subscriber’s overall portfolio (including any decision to remain invested in the Company or to make additions to or withdrawals from the Company) must be made solely and independently by such a fiduciary, without relying on any recommendation of the Company or any of its affiliates or employees, unless otherwise indicated by the Subscriber, as a primary basis for such fiduciary decision.

Subscription Agreement	SA-11

(g) The appropriate fiduciaries of the Subscriber have considered the investment in light of the risks relating thereto and fiduciary responsibility provisions of ERISA or the Code applicable to the Subscriber and have determined that, in view of such considerations, the investment is appropriate for the Subscriber and is consistent with such fiduciaries’ responsibilities under ERISA and/or the Code, and the appropriate fiduciaries: (i) are responsible for the Subscriber’s decision to invest in the Company, including the determination that such investment is consistent with the requirement imposed by Section 404 of ERISA that employee benefit plan investments be diversified so as to minimize the risk of large losses; (ii) are independent of the Company and any of its affiliates and employees and of any person or entity which will receive compensation, whether directly or indirectly, from the Company, as specifically identified and described in the Memorandum; (iii) are qualified and authorized to make such investment decision; and (iv) in making such decision, have not relied on the recommendation of the Company or any of its affiliates or employees.

(h) The Subscriber, through the appropriate fiduciaries, has been given the opportunity to discuss the Subscriber’s investment in the Company and the structure and operation of the Company with the Company and has been given all information that the Subscriber has or the appropriate fiduciaries have requested and which the Subscriber or the appropriate fiduciaries deemed relevant to the Subscriber’s decision to participate in the Company.

(i) If the Subscriber is acquiring Shares with the assets of the general account of an insurance company, the Subscriber represents, warrants and covenants that on each day the Subscriber owns Shares either (i) the assets of such general account are not considered to be plan assets within the meaning of Department of Labor Regulations Section 2510.3-101 or Department of Labor regulations issued pursuant to Section 401(c)(1)(A) of ERISA or (ii) the execution and delivery of this Subscription Agreement, and the acquisition and redemption of the Shares, is exempt from the prohibited transaction rules of Section 406(a) of ERISA and Section 4975(c)(1)(A)–(D) of the Code by virtue of Department of Labor Prohibited Transaction Class Exemption 95-60 or some other exemption of such rules.

(j) By signing this Subscription Agreement, each Subscriber that is either a Plan Asset Entity or using the assets of an insurance company general account hereby covenants that if, after its initial acquisition of Shares, at any time during any month the percentage of the assets of such general account (as reasonably determined by the Subscriber) or Plan Asset Entity, as applicable, that constitute “plan assets” for purposes of Title I of ERISA or Section 4975 of the Code exceeds the percentage specified by the Subscriber in Part III, Question 4(a)(iii) of the Master SIF, then such Subscriber shall promptly notify the Company of such occurrence in writing.

Representations, Warranties and Covenants – Governmental Plan Investors and Non-U.S. Plan Investors

For the purpose of the following representations, references to “Subscriber” include references to the entity for which the Subscriber is investing, where appropriate.

(a) If the Subscriber is or will become, or is or will be acting on behalf of a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, (i) there is no provision in the instruments governing such plan or any federal, state or local or foreign law, rule, regulation or constitutional provision applicable to the plan that could in any respect affect the operation of the Company or prohibit any action contemplated by the operational documents and related disclosure of the Company, including, without limitation, the investments which may be made pursuant to the Company’s

Subscription Agreement	SA-12

investment strategies, the concentration of investments for the Company and the payment by the plan of incentive or other fees, (ii) the plan’s investment in the Company will not conflict with or violate the instruments governing such plan or any federal, state or local or foreign law, rule, regulation or constitutional provision applicable to the plan and (iii) the plan’s investment in the Company will not cause the assets of the Company nor any person who manages the assets of the Company to be subject to any laws, rules, or regulations applicable to such Subscriber as a result of the investment in the Company by such Subscriber.

(b) If the Subscriber is or will become, or is or will be acting on behalf of an employee benefit plan maintained outside of the United States primarily for the benefit of persons substantially all of whom are nonresident aliens (as described in Section 4(b)(4) of ERISA) (i) there is no provision in the instruments governing such plan or any federal, state or local or foreign law, rule, regulation or constitutional provision applicable to the plan that could in any respect affect the operation of the Company or prohibit any action contemplated by the operational documents and related disclosure of the Company, including, without limitation, the investments which may be made pursuant to the Company’s investment strategies, the concentration of investments for the Company and the payment by the plan of incentive or other fees, (ii) the plan’s investment in the Company will not conflict with or violate the instruments governing such plan or any federal, state or local or foreign law, rule, regulation or constitutional provision applicable to the plan and (iii) the plan’s investment in the Company will not cause the assets of the Company nor any person who manages the assets of the Company to be subject to any laws, rules, or regulations applicable to such Subscriber as a result of the investment in the Company by such Subscriber.

Representations, Warranties and Covenants – Individual Retirement Account Investors

If the Subscriber is subscribing as a custodian for an individual retirement account, the Subscriber acknowledges and agrees that the Company may, without further instruction or consent of the Subscriber or any beneficial owner of the Subscriber, re-register the Subscriber’s Shares in the name of the beneficial owner of such Subscriber upon instruction provided by such custodian that it is no longer willing to custody or act as custodian for the Subscriber’s Shares and the Subscriber has not simultaneously provided a substitute custodian for such individual retirement account. The Subscriber acknowledges that such re-registration may have adverse consequences to the beneficial owner of such individual retirement account.

Additional Representations, Warranties and Covenants

EEA Investors and United Kingdom Investors

By representing that the Subscriber is a person or entity that is resident in, with a registered office in or domiciled in a Member State of the European Economic Area (“EEA” and “EEA Subscriber”) or the United Kingdom (“UK” “UK Subscriber”) and falls within one of the categories listed in Questions 10(b)-(f) of the Fund-Specific SIF, the EEA Subscriber or UK Subscriber, or the Investor Party11 (if applicable), acknowledges that it will be treated as a “professional investor” (for the purposes of: (i) the Directive 2011/61/EU (“AIFMD”), in respect of the EEA, and in respect of the

[11]

For the purposes of this section, the term “Investor Party” means, with respect to EEA Subscribers, the beneficial owner(s) of the Subscriber or, where appropriate, the investment including where the Subscriber acts as trustee, agent, nominee or representative for, or is otherwise investing on behalf of, such beneficial owner(s); and/or any person making the investment decision pursuant to discretionary investment management authority granted in its favor by the Subscriber or the beneficial owner(s) of the investment; and (where applicable) with respect to UK Subscribers, the person or undertaking making the investment decision on behalf of the Subscriber.

Subscription Agreement	SA-13

UK, the Alternative Investment Fund Managers Regulations 2013 (as amended) (the “UK AIFM Regulations”); and (ii) the Packaged Retail and Insurance-based Investment Products Regulation (Regulation (EU) No 1286/2014) (the “PRIIPs Regulation”) and the PRIIPs Regulation as retained as UK law by the European Union (Withdrawal) Act 2018 (“EUWA”) and as amended by UK domestic law (the “UK PRIIPs Regulation”)). Accordingly, by executing this subscription document, the EEA Subscriber or UK Subscriber, or any Investor Party (if applicable), acknowledges that Angelo Gordon will not be under any obligation to produce a key information document for the purposes of the PRIIPs Regulation or UK PRIIPs Regulation in connection with the EEA Subscriber’s or UK Subscriber’s, or any Investor Party’s (if applicable), investment in the Company.

Other than where such subscribers are resident in, with a registered office in or domiciled in a Relevant AIFMD Jurisdiction12, each EEA Subscriber, or any Investor Party (if applicable):

(a) acknowledges that Angelo Gordon has not carried out any notification or registration with the relevant regulator in the EEA Subscriber’s, or any Investor Party’s (if applicable), jurisdiction in relation to the marketing of the Company under the AIFMD;

(b) acknowledges that the EEA Subscriber, or any Investor Party (if applicable) may not receive the same information in respect of the Company as would be required to be provided were the Company notified for marketing under AIFMD, or be entitled to any of the protections under applicable domestic law, or any of the disclosures that would be required were the Company notified for marketing under AIFMD; and

(c) represents and warrants as follows:

(1)

the EEA Subscriber, or any Investor Party (if applicable), of its own volition, initiated the discussions, correspondence or other communications with Angelo Gordon or their affiliates or agents, which resulted in the EEA Subscriber, or any Investor Party (if applicable), making a decision to invest in the Company; and

(2)

none of the Company, Angelo Gordon or any of their respective affiliates, directors, members, officers, employees or agents at any time directly or indirectly offered or placed any Shares in the Company to the EEA Subscriber, or any Investor Party (if applicable), prior to the EEA Subscriber, or any Investor Party (if applicable), initiating discussions with Angelo Gordon.

Japanese Investors

For the purpose of the following representations, warranties and covenants, references to “Japanese Investor” means a Japanese resident, as defined in the first sentence of Article 6, Paragraph 1, Item 5 of the Foreign Exchange and Foreign Trade Law of Japan, or any person or entity that was solicited in Japan in connection with its subscription of Shares.

[12]

For the purposes of this section, “Relevant AIFMD Jurisdiction” means the following jurisdictions: Belgium, Denmark, Finland, Germany, Iceland, Ireland, Luxembourg, Malta, Netherlands, Norway and Sweden.

Subscription Agreement	SA-14

(a) Each Subscriber who is a Japanese Investor hereby represents and warrants that it is not a person (“Disqualified Investor”) who falls within any of the categories set forth in Items (a) through (c) of Article 63, Paragraph 1, Item 1 of the Financial Instruments and Exchange Law of Japan (the “FIEL”) and will not become a Disqualified Investor during the period that it holds any Shares.

(b) If a Subscriber who is a Japanese Investor is a “qualified institutional investor” (tekikaku kikan toshika) (“Qualified Institutional Investor”) as defined in Article 10, Paragraph 1 of the Cabinet Office Ordinance Concerning Definitions Provided in Article 2 of the Financial Instruments and Exchange Law of Japan, then the Subscriber hereby agrees that (i) it will continue to maintain its status as a Qualified Institutional Investor as long as it holds any Shares and (ii) in the case of any transfer or assignment of any Shares (the “QII Shares”) held by it, such transfer or assignment will not be made unless it is made to another Qualified Institutional Investor who is not a Disqualified Investor.

(c) If a Subscriber who is a Japanese Investor is not a Qualified Institutional Investor but is an eligible investor (tokureigyomu taisho toshika) as defined in Article 17-12, Paragraph 4, Item 2 of the Enforcement Order of the Financial Instrument and Exchange Law of Japan (an “Eligible Non-Qualified Institutional Investor”), then the Subscriber hereby agrees that no transfer or assignment of its Shares (the “Non-QII Shares”) will be made unless all of its Non-QII Shares are transferred or assigned to only one Qualified Institutional Investor or another Eligible Non-Qualified Institutional Investor who is not a Disqualified Investor and who agrees that it will not further transfer the Shares unless it is a single transfer of all of the Shares then held by such Person to only one Qualified Institutional Investor or another Eligible Non-Qualified Institutional Investor who is not a Disqualified Investor.

(d) If a Subscriber who is a Japanese Investor makes a transfer or assignment of its Shares pursuant to the terms and conditions of this Subscription Agreement and the Memorandum, such Subscriber shall notify and deliver the notice in writing to any transferee that (i) no registration pursuant to Article 4, Paragraph 1 of the FIEL has been made or will be made with respect to the solicitation of the acquisition of the Shares because Article 2, Paragraph 3, Item 3 thereof does not apply to such solicitation, and (ii) the Shares are securities set forth in Article 2, Paragraph 2, Item 6 of the FIEL.

(e) The Subscriber acknowledges and agrees that the above-mentioned transfer restrictions shall apply to the Subscriber in addition to any other applicable requirements or restrictions provided elsewhere in this Subscription Agreement and in the Memorandum.

(f) If a Subscriber is not a Qualified Institutional Investor, (i) it has received and notified from the Company advance notice pursuant to Article 63, paragraph 11 and Article 34, paragraph 1 of the FIEL before the execution of this Subscription Agreement and it may make a request to the Company to be treated as a customer rather than a professional investor in connection with the financial instruments transaction contract included in this type of contract, pursuant to Article 63, paragraph 11 and Article 34-2, paragraph 1 of the FIEL, and (ii) it did not make such an offer despite having received advance notice.

Data Protection Representations and Warranties – For EEA and UK Non-Natural Person Investors Only

(a) The Subscriber represents and warrants that it has complied with all of its obligations under the EU General Data Protection Regulation (2016/679) (“GDPR”) and each other applicable law relating to the protection of personal data (together with any local supplementing or delegated legislation in the European Economic Area, and in respect of the United Kingdom, the GDPR as it forms part of the laws of the United Kingdom by virtue of section 3 of the European Union

Subscription Agreement	SA-15

(Withdrawal) Act 2018 and as amended by the Data Protection, Privacy and Electronic Communications (Amendments etc.) (EU Exit) Regulations 2019 and the UK Data Protection Act 2018 (as amended)) (“Data Protection Legislation”), in respect of any personal data the Subscriber has provided to the Company and/or Angelo Gordon, their affiliates, representatives and/or service providers (whether directly or indirectly) in connection with the Subscriber’s investment.

(b) The Subscriber undertakes to continue to comply with all Data Protection Legislation in force from time to time for such period as the Subscriber is a shareholder of the Company, so far as it relates to the Subscriber’s investment in the Company.

(c) The Subscriber acknowledges that it is a data controller of all personal data provided by it, whether directly or indirectly, to the Company, Angelo Gordon, their affiliates, representatives and/or service providers, and accordingly the Subscriber represents and warrants that it has collected, processes, and will transfer all such personal data lawfully in accordance with Data Protection Legislation.

(d) The Subscriber represents and warrants that it provided or will provide the privacy notice in the form set out in Appendix C of the Master SIF to any individuals whose personal data was or is to be transferred, whether directly or indirectly, to the Company, Advisor, Angelo Gordon, or any of their affiliates, representatives and/or service providers, prior to obtaining and transferring that personal data.

(e) The Subscriber represents and warrants that it is aware and agrees that personal data it has provided may be transferred, directly or indirectly, to the affiliates, representatives and/or service providers of the Company, the Advisor or Angelo Gordon, including to a jurisdiction outside the European Economic Area and the United Kingdom.

Data Protection Representations and Warranties – California Residents

(a) Each Subscriber that is a California resident acknowledges receipt of the Company’s, the Advisor’s and Angelo Gordon’s California-specific Privacy Policy set out in Appendix D of the Master SIF, which explains the types of personal information that the Company, the Advisor and Angelo Gordon collect and disclose and the purpose relating thereto, as well as the rights granted to California residents under the California Consumer Privacy Act, together with any implementing regulations, as amended from time to time (the “CCPA”).

(b) The Subscriber represents and warrants that, where applicable, it provided or will provide the California-specific Privacy Policy set out in Appendix D of the Master SIF to any individuals whose personal information was or is to be transferred, whether directly or indirectly to the Company, the Advisor and Angelo Gordon, or any of their affiliates, representatives and/or service providers, prior to obtaining and transferring that personal information.

(c) If the Subscriber is subscribing as an agent, nominee, custodian or similar representative on behalf of a beneficial owner and is itself a “business” that is subject to the CCPA, such agent, nominee, custodian or representative represents and warrants that it has complied with all of its obligations under the CCPA, as applicable, with respect to any of the personal information, as defined under the CCPA, of a California resident natural person that the Subscriber has provided to the Company, the Advisor, Angelo Gordon, their affiliates, representatives and/or service providers in connection with the Subscriber’s investment.

Subscription Agreement	SA-16

FATCA/AEOI Representations – All Investors

The Subscriber acknowledges and agrees that a number of obligations may be imposed on the Company and its affiliates under: (i) legislation known as the U.S. Foreign Account Tax Compliance Act, Sections 1471 through 1474 of the Code and the U.S. Treasury regulations thereunder (whether proposed, temporary or final); (ii) the Common Reporting Standard issued by the Organisation for Economic Cooperation and Development; and (iii) any other legislation, regulations or guidance in any jurisdiction which seeks to implement any similar automatic exchange of financial, account or tax information agreements or arrangements (collectively, “AEOI”). In this regard:

(a) The Subscriber acknowledges that, in order to comply with AEOI and/or to avoid the imposition of U.S. federal withholding tax, the Company, Angelo Gordon, and the Company’s other agents and their affiliates, including but not limited to the Advisor, may, from time to time, (i) require further information and/or documentation from the Subscriber, which information and/or documentation may (A) include, but is not limited to, information and/or documentation relating to or concerning the Subscriber, the Subscriber’s direct and indirect beneficial owners and/or controlling persons (if any), any such person’s identity, residence (or jurisdiction of formation or tax residence) and income tax status and (B) need to be certified by the Subscriber and, where applicable, under penalties of perjury and (ii) provide or disclose any such information and documentation to the IRS or other governmental authorities or agencies, or to any applicable jurisdiction under AEOI, and to certain withholding agents.

(b) The Subscriber agrees to waive any provision of law of any jurisdiction that would, absent a waiver, prevent compliance with AEOI by the Company or any affiliate thereof, including, but not limited to, the Subscriber’s provision of any requested information and/or documentation.

(c) The Subscriber acknowledges that if the Subscriber provides information or documentation that is in any way misleading or inaccurate, or does not timely provide or update the requested information and/or documentation or waiver, as applicable, the Company may, at its sole option and in addition to all other remedies available at law or in equity, immediately or at such other time or times redeem or withdraw all or a portion of the Subscriber’s investment, prohibit in whole or part the Subscriber from participating in additional investments and/or deduct from the Subscriber’s account and retain amounts sufficient to indemnify and hold harmless the Company, Angelo Gordon and any of the Company’s other agents (including but not limited to the Advisor), or any other subscriber/investor, or any partner, member, shareholder, director, manager, officer, employee, delegate, agent, affiliate, executor, heir, assign, successor or other legal representative of any of the foregoing persons, from any and all withholding taxes, interest, penalties, costs, expenses and other losses or liabilities suffered by any such person or persons on account of the Subscriber’s failure to timely provide or update any requested information and/or documentation; provided that the foregoing indemnity shall be in addition to and supplement any other indemnity provided under this Subscription Agreement.

(d) The Subscriber acknowledges that the Company, in consultation with the Advisor, will determine in its sole discretion, whether and how to comply with AEOI, and any such determinations shall include, but not be limited to, an assessment of the possible burden to Subscribers, the Company and the Administrator of timely collecting information and/or documentation.

Subscription Agreement	SA-17

(e) The Subscriber acknowledges and agrees that it shall have no claim against the Company, Angelo Gordon and any of the Company’s other agents (including but not limited to the Advisor), or any other subscriber/investor, or any partner, member, shareholder, director, manager, officer, employee, delegate, agent, affiliate, executor, heir, assign, successor or other legal representative of any of the foregoing persons, for any damages or liabilities attributable to any AEOI compliance related determinations pursuant to the foregoing paragraph (d); provided that the foregoing indemnity shall be in addition to and supplement any other indemnity provided under this Subscription Agreement.

Indemnification

The Subscriber understands the meaning and legal consequences of the representations, warranties, agreements, covenants and confirmations set out above and agrees that the subscription made hereby, if accepted by the Company, will be accepted in reliance thereon. The Subscriber agrees to indemnify and hold harmless the Company and the Advisor (including for this purpose its partners, members, other beneficial owners, officers and employees, and each person who controls the Company within the meaning of Section 20 of the U.S. Securities Exchange Act of 1934, as amended) from and against any and all loss, damage, liability or expense, including reasonable costs and attorneys’ fees and disbursements, which the Company or such persons may incur by reason of, or in connection with, any representation or warranty made herein (or in the Subscriber Information Forms) not having been true, correct and complete when made or when deemed repeated, or any breach thereof, any misrepresentation made by the Subscriber or any failure by the Subscriber to fulfill any of the covenants or agreements set forth herein, in the Subscriber Information Forms or in any other document provided by the Subscriber to the Company in connection with the Subscriber’s investment in the Company. In the event that an indemnified party is not a party to this Subscription Agreement and accordingly may be unable to enforce the indemnity provisions hereof, the benefit of the indemnity shall be deemed to have been given in favor of the Company as trustee who shall be entitled and is hereby authorized to enforce the provisions of this section on behalf of each indemnified party. This indemnification shall survive the Subscriber’s death or disposition of Shares of the Company.

Miscellaneous

(a) The Subscriber agrees that neither this Subscription Agreement, nor any of the Subscriber’s rights, interest or obligations hereunder, is transferable or assignable by the Subscriber, and further agrees that the transfer or assignment of any Shares acquired pursuant hereto shall be made only in accordance with the provisions hereof, the Memorandum and all applicable laws.

(b) The Subscriber agrees that, except as permitted by applicable law, it may not cancel, terminate or revoke this Subscription Agreement or any agreement of the Subscriber made hereunder, and that this Subscription Agreement shall survive the death or legal disability of the Subscriber and shall be binding upon the Subscriber’s heirs, executors, administrators, successors and assigns.

(c) This Subscription Agreement has been duly authorized, executed and delivered by the Subscriber and, upon due authorization, execution and delivery by the Company, will constitute the valid and legally binding agreement of the Subscriber enforceable in accordance with its terms against the Subscriber, except as such enforceability may be limited by: (i) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws of general application relating to or affecting the enforcement of creditors’ rights and remedies, as from time to time in effect; (ii) application of equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law); and (iii) considerations of public policy or the effect of applicable law relating to fiduciary duties.

Subscription Agreement	SA-18

(d) The execution, delivery and performance of this Subscription Agreement and the Memorandum by the Subscriber do not and will not result in a breach of any of the terms, conditions or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, credit agreement, note or other evidence of indebtedness, or any lease or other agreement, or any license, permit, franchise or certificate, to which the Subscriber is a party or by which it is bound or to which any of its properties are subject, or require any authorization or approval under or pursuant to any of the foregoing, violate the organizational documents of the Subscriber, or violate in any material respect any statute, regulation, law, order, writ, injunction or decree to which the Subscriber is subject. The Subscriber has obtained all authorizations, consents, approvals and clearances of all courts, governmental agencies and authorities and such other persons, if any, required to permit the Subscriber to enter into this Subscription Agreement and the Memorandum and to consummate the transactions contemplated hereby and thereby.

(e) The parties hereto consent to entering into this Subscription Agreement electronically and signing this Subscription Agreement electronically.

(f) All of the representations, warranties, covenants, agreements, indemnities and confirmations set out above and in the Subscriber Information Forms shall survive the acceptance of the subscription made herein and the issuance of any Shares, the closing date of the Company and the merger or dissolution of the Company without limitation as to time.

(g) The Subscriber hereby agrees that any representation made hereunder will be deemed to be reaffirmed by the Subscriber at any time it makes an additional capital contribution to the Company and the act of making such additional contribution will be evidence of such reaffirmation.

(h) The Subscriber acknowledges that information concerning the Subscriber contained herein and in the records of the Company may be provided to Angelo Gordon and professional advisers for any purpose.

(i) This Subscription Agreement together with the Subscriber Information Forms and the Memorandum, in each case as modified by any side letter or similar agreement among the parties hereto, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and may be amended only by a writing executed by both parties.

(j) Within 10 days after receipt of a written request therefor from the Company, the Subscriber agrees to provide such information and to execute and deliver such documents as the Company may deem reasonably necessary to comply with any and all laws, rules, regulations, orders and ordinances to which the Company, its Affiliates and/or any investment is or may be subject.

(k) The Subscriber acknowledges and agrees that the Company may release confidential information about it and, if applicable, any Beneficial Interest Holder or Related Person, to any governmental authority, self-regulatory organization or any other person, if the Company, in its sole discretion, determines that it is required to do so or it is in the best interest of the Company to do so.

Subscription Agreement	SA-19

(l) If the Subscriber is subscribing for Shares as a record owner in its capacity as agent, representative, custodian or nominee on behalf of one or more beneficial owners, it agrees that the representations, warranties and covenants made in this Subscription Agreement are made by it on behalf of itself and the beneficial owners of the Shares subscribed for hereby.

(m) The Subscriber acknowledges that, within two years of the initial closing of the Shares, the Company expects to merge with and into an affiliated publicly offered, non-traded business development company (the “Non-Traded BDC”) having the same investment adviser, substantially the same investment objectives and policies as the Company and the same management and advisory fees as the Company (the “Merger”) and, to the extent required by applicable law, the Subscriber consents to the Merger.

Notices

Any notice required or permitted to be given to the Subscriber in relation to the Company shall be sent to the address specified in Question 2, Contact Information, in Part I of the Master SIF or to such other address as the Subscriber designates by written notice received by the Company. To the extent required by the Investment Advisers Act of 1940, as amended, the Advisor will notify the Company of any change in the membership of the Advisor within a reasonable time after the change.

Governing Law

(a) This Subscription Agreement shall be governed by, and construed in accordance with, the laws of the state of New York.

(b) The parties hereby consent to jurisdiction and venue for any action arising out of this Subscription Agreement in any state or federal court of appropriate jurisdiction located in New York County, New York. To the fullest extent permitted by law, the Subscriber consents to service of process in any action or proceeding involving the Company by the mailing thereof by registered or certified mail, postage prepaid, to shall be sent to the address specified in Question 2, Contact Information, in Part I of the Master SIF or to such other address as the Subscriber designates by written notice received by the Company.

Third Party Rights

An indemnified party who is not a party to this Subscription Agreement and who is granted rights pursuant to this Subscription Agreement may, in its own right enforce its rights subject to and in accordance with the provisions of the Contracts (Rights of Third Parties) Act, 2014, as amended, modified, re-enacted or replaced.

Notwithstanding any other term of this Subscription Agreement, the consent of any indemnified party who is not a party to this Subscription Agreement is not required for any amendment to, or variation, release, rescission or termination of this Subscription Agreement.

Subscription Agreement	SA-20

SIGNATURE PAGE

(Complete and sign)

By signing below, the Subscriber (1) confirms that the information contained in the Subscriber Information Forms is accurate and complete, (2) agrees to the terms of the Subscription Agreement (including the subscription for the Shares in the amount set forth below) and the Memorandum, (3) requests that the records of the Company reflect the Subscriber’s admission as a shareholder, and (4) acknowledges that written confirmation of the Company’s acceptance of the Subscriber’s subscription may be sent to the Subscriber in lieu of delivering a countersigned Subscription Agreement.

Executed as a deed.

Dated:	AMOUNT OF SUBSCRIPTION

$

Print name of Subscriber

Signature of Witness	Signature

Name of Witness (to Signature of Subscriber)	Print name and title/representative capacity of any person signing on behalf of an entity

Signature of Witness	Signature of Spouse or Other Joint Subscriber (if applicable◆)

Name of Witness (to Signature of Spouse or Other Joint Subscriber, if applicable)	Print name of Spouse or Other Joint Subscriber (if applicable)

Signature of Witness	Signature of IRA custodian or trustee (if applicable◆◆ )

Name of Witness (to IRA custodian or trustee, if applicable)	Print name and representative capacity of any person signing as an IRA custodian or trustee

◆

If you are married and live in a community property state, both you and your spouse must sign. Community property states are Arizona, California, Idaho, Louisiana, Nevada, New Mexico, Puerto Rico, Texas, Washington and Wisconsin.

◆◆	The signature of the beneficial owner of the IRA is not required on this line. Only the signature of the IRA custodian or trustee is required on this line.

Signature Page to AGTB P-BDC Subscription Agreement

APPENDIX A

Definitions

Close Associate: With respect to a Senior Foreign Political Figure, a person who is widely and publicly known internationally to maintain an unusually close relationship with the Senior Foreign Political Figure, and includes a person who is in a position to conduct substantial domestic and international financial transactions on behalf of the Senior Foreign Political Figure. With respect to a Politically Exposed Person, any natural person who is known to hold the ownership of control of a legal instrument or person jointly with a Politically Exposed Person, or who maintains some other kind of close business of personal relationship with a Politically Exposed Person, or who holds the ownership or control of a legal instrument or person which is known to have been established to the benefit of a Politically Exposed Person.

FATF: The Financial Action Task Force on Money Laundering.

Foreign Bank: An organization that: (a) is organized under the laws of a country outside the United States; (b) engages in the business of banking; (c) is recognized as a bank by the bank supervisory or monetary authority of the country of its organization or principal banking operations; (d) receives deposits to a substantial extent in the regular course of its business; and (e) has the power to accept demand deposits, but does not include the U.S. branches or agencies of a foreign bank.

Foreign Shell Bank: A Foreign Bank without a Physical Presence in any country: does not include a Regulated Affiliate.

Government Entity: Any government or any state, department or other political subdivision thereof, or any governmental body, agency, authority or instrumentality in any jurisdiction exercising executive, legislative, regulatory or administrative functions of or pertaining to government.

Immediate Family: With respect to a Senior Foreign Political Figure or a Politically Exposed Person, typically includes that person’s parents, siblings, spouse, children and in-laws.

Municipal Entity: Any state, a political subdivision thereof or municipal corporate instrumentality of the above, including: (a) any agency, authority or instrumentality of the above; (b) any plan, program or pool of assets sponsored or established by the above; and (c) any other issuer of municipal securities.

Municipal Escrow Investments: Proceeds of municipal securities and any other funds of a Municipal Entity or obligated person, such as a guarantor, that are deposited in an escrow account to pay the principal of, premium, if any, and interest on one or more issues of municipal securities.

Non-Cooperative Jurisdiction: Any foreign country or territory that has been designated as non-cooperative with international anti-money laundering principles or procedures by an intergovernmental group or organization, such as FATF, of which the United States is a member and with which designation the United States representative to the group or organization continues to concur. For FATF’s list of non-cooperative countries and territories, see http://www.fatf-gafi.org/topics/high-riskandnon-cooperativejurisdictions/.

Appendix A	A-1

Offshore Bank: A Foreign Bank operating under an Offshore Banking License.

Offshore Banking License: A license to conduct banking activities which, as a condition of the license, prohibits the licensed entity from conducting banking activities with the citizens of, or with the local currency of, the country which issued the license.

Physical Presence: A place of business that is maintained by a Foreign Bank and is located at a fixed address, other than solely a post office box or an electronic address, in a country in which the Foreign Bank is authorized to conduct banking activities, at which location the Foreign Bank: (a) employs one or more individuals on a full-time basis; (b) maintains operating records related to its banking activities; and (c) is subject to inspection by the banking authority that licensed the Foreign Bank to conduct banking activities.

Politically Exposed Person: Includes: (a) a person who is or has been entrusted with prominent public functions by a foreign country, for example a Head of State or of government, senior politician, senior government, judicial or military official, senior executive of a state owned corporation, and important political party official; (b) a person who is or has been entrusted domestically with prominent public functions, for example a Head of State or of government, senior politician, senior government, judicial or military official, senior executive of a state owned corporation, and important political party official; and (c) a person who is or has been entrusted with a prominent function by an international organization like a member of senior management, such as a director, a deputy director and a member of the board or equivalent functions.

Proceeds of Municipal Securities: Any of the following: (a) monies derived by a Municipal Entity from the sale of municipal securities; (b) investment income derived from the investment or reinvestment of the monies in (a); (c) any monies of a Municipal Entity or obligated person, such as a guarantor, held in funds under legal documents for the municipal securities that are reasonably expected to be used as security or a source of payment for the payment of the debt service on the municipal securities, including, reserves, sinking funds, and pledge funds created for such purposes; and (d) the investment income derived from the investment or reinvestment of monies in such funds.

Publicly Traded Company: An entity whose securities are listed on a recognized securities exchange or quoted on an automated quotation system in the U.S. or country other than a Non-Cooperative Jurisdiction or a wholly-owned subsidiary of such an entity.

Qualified Plan: A tax qualified pension or retirement plan in which at least 100 employees participate that is maintained by an employer that is organized in the U.S. or is a U.S. Government Entity.

Regulated Affiliate: A Foreign Shell Bank that (a) is an affiliate of a depository institution, credit union, or Foreign Bank that maintains a Physical Presence in the U.S. or a foreign country, as applicable and (b) is subject to supervision by a banking authority in the country regulating such affiliated depository institution, credit union, or Foreign Bank.

Appendix A	A-2

Related Person: With respect to any entity, interest holder, director, senior officer, trustee, beneficiary or grantor of such entity; provided that in the case of an entity that is a Publicly Traded Company or a Qualified Plan, the term “Related Person” shall exclude any interest holder holding less than 5% of any class of securities of such Publicly Traded Company and beneficiaries of such Qualified Plan.

Senior Foreign Political Figure: A senior official in the executive, legislative, administrative, military or judicial branches of a non-U.S. government (whether elected or not), a senior official of a major non-U.S. political party, or a senior executive of a non-U.S. government-owned corporation. In addition, a Senior Foreign Political Figure includes any corporation, business or other entity that has been formed by, or for the benefit of, a Senior Foreign Political Figure.

USA PATRIOT Act: The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001 (Pub. L. No. 107-56).

Appendix A	A-3